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                                                                Exhibit 4.1

                                   AMENDMENT

                 Amendment, dated as of March 29, 1995, to the Rights Agreement dated as of December 6, 1989 (the "Rights Agreement") between RPS Realty Trust (the "Trust") and American Stock Transfer & Trust Company (the "Rights Agent"). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Rights Agreement.

                 Pursuant to Section 26 of the Rights Agreement, the Trust and the Rights Agent wish to amend the Rights Agreement as set forth in this Amendment and, accordingly, the parties hereto hereby agree as follows:

                 1. Upon execution and delivery of this Amendment by the Trust and the Rights Agent, the Rights Agreement shall be amended as follows:

                          A.      Section 1(a) of the Rights Agreement is hereby
restated in its entirety to read as follows:

                                  "Acquiring Person" shall mean any Person who
or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% or more of the Shares then outstanding other than pursuant to a Qualifying Offer, but, in any event, shall not include the Trust, any Subsidiary of the Trust, any employee benefit plan of the Trust or of any Subsidiary of the Trust, any Person or entity organized, appointed or established by the Trust for or pursuant to the terms of any such plan, provided, however, that "Acquiring Person" shall not include any Person who becomes an Acquiring Person solely as a result of a reduction in the number of Shares outstanding due to the repurchase of Shares by the Trust, unless and until such Person shall purchase or otherwise become the Beneficial Owner of additional Shares constituting 1% or more of the then outstanding Shares other than pursuant to a Qualifying Offer and, provided, further, that "Acquiring Person" shall not include Dennis Gershenson, Joel Gershenson, Bruce Gershenson, Richard Gershenson, Michael A. Ward, Michael A. Ward U/T/A dated 2/22/77, as amended, alone or together with each of their Affiliates and Associates (collectively, the "Ramco Group") to the extent the Ramco Group (or any member thereof) becomes an Acquiring Person solely as a result of the consummation of the transactions contemplated by the Master Agreement to be entered into by the Trust, the individual members of the Ramco Group and certain of their Affiliates (the "Master Agreement").

                          B.      Section 1(d) of the Rights Agreement is hereby
amended by adding the following a the end of such paragraph:

         "Notwithstanding the foregoing, no member of the Ramco Group shall be deemed to be a "Beneficial Owner" of any Shares by virtue of the Master Agreement or solely as a result of the consummation of the transactions contemplated thereby, and no acquisition of Shares pursuant to or in accordance with such Agreement shall in any circumstances make or constitute any such Persons a Beneficial Owner of any such Shares."

                 2. Except as herein provided, the Rights Agreement shall remain unchanged and in full force and effect.

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                 3.       This Amendment may be executed in any number of
counterparts, all of which taken together shall constitute one and the same instrument.

                 IN WITNESS WHEREOF, the parties hereto have caused the Amendment to be executed as of the date and year first written above.


                                          RPS REALTY TRUST


                                          By: Edwin R. Frankel
                                             -----------------------------------
                                             Name: Edwin R. Frankel
                                             Title: Senior Vice President and
                                                         Chief Financial Officer



                                          AMERICAN STOCK TRUST & TRANSFER
                                          COMPANY


                                          By: Herbert J. Lemmer
                                             -----------------------------------
                                             Name: Herbert J. Lemmer
                                             Title: Vice President